LETTERHEAD OF ROPES & GRAY LLP
EXHIBIT 23.3
June 1, 2006
Quebecor Media Inc.
612 Saint-Jacques Street
Montreal, Quebec, Canada
H3C 4M8

Re:	Quebecor Media Inc. — Form F-4 Dated May 8, 2006 As Amended on June 1, 2006 US$525,000,000 7 3/4% Senior Notes Due March 15, 2016
Ladies and Gentlemen:
     We have acted as special United States (“U.S.”) tax counsel to Quebecor Media Inc. (the “Company”), a company incorporated under the laws of the Province of Québec, in connection with the Company’s new 7 3/4% Senior Notes due March 15, 2016 (the “Exchange Notes”) in aggregate principal amount of up to US$525,000,000. The Company has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a Registration Statement on Form F-4 (the “Registration Statement”) relating to the Company’s offer to exchange the Exchange Notes for all of its outstanding 7 3/4% Senior Notes due March 15, 2016 issued on January 17, 2006 as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”).
     We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
Ropes & Gray LLP